Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Roger Bosma	Joseph F. Hurley
	President & CEO	EVP & CFO
	Lakeland Bancorp	Lakeland Bancorp
	973-697-2000	973-697-2000
	rbosma@lakelandbank.com	jhurley@lakelandbank.com

LAKELAND BANCORP ANNOUNCES BALANCE SHEET RESTRUCTURING

Oak Ridge, N.J., December 8, 2006 — Lakeland Bancorp, Inc. (NASDAQ: LBAI) today announced the completion of a balance sheet restructuring program whereby the Company sold $97.3 million of available for sale securities which were yielding 3.47%. The sale resulted in an after-tax loss of $2.1 million or approximately $0.10 per share which will be reflected in the fourth quarter results. A portion of the sales proceeds will be used to pay down short term borrowings and the remainder will be invested in short term securities and will fund loan growth.

This action was taken in response to current market conditions and will improve the remaining portfolio yield by approximately 19 basis points while reducing the Company’s interest rate sensitivity position. The sale will not result in any further reduction in Stockholders’ Equity as the unrealized loss had been included within the “Accumulated Other Comprehensive Income” section of Stockholders’ Equity previously under mark to market accounting rules. At the completion of this transaction, and recognizing the strong loan growth experienced in 2006, Investment securities will represent 21% of Total Assets down from 30% at December 31, 2005.

The Company also announced that the fourth quarter results will include the write-off of costs associated with the public stock offering of its common stock which was cancelled in November. This charge will reduce Earnings per Share by approximately $0.01.

Except for historical information containing herein, the matters set forth in this news release are “forward looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Although Lakeland Bancorp, Inc. believes the expectations reflected in such forward–looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward–looking statements involve certain risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. Factors that could contribute to such differences include those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and those described from time to time in the Company’s other fillings with the Securities and Exchange Commission, news releases and other communications.

About Lakeland Bancorp, Inc.

Lakeland Bancorp, Inc. is the holding company for Lakeland Bank. Lakeland Bank has forty-eight (48) offices spanning six New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren.